Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into effective as of September 8, 2014, by and between Par Petroleum Corporation (the “Company”) and Peter Coxon (“Officer”) (together, the “Parties”).

RECITALS

WHEREAS, Officer is employed by the Company, and

WHEREAS, the Officer has decided to resign his employment from the Company and retire after December 31, 2014, and the Parties desire to resolve, fully and finally, all outstanding matters between them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. OFFICER’S SEPARATION. Officer’s employment with the Company and any subsidiaries and affiliated entities terminated on September 8, 2014 (the “Separation Date”). As of the Separation Date, Officer shall no longer be an officer, employee or member of the Board of Directors (the “Board”) of the Company or any subsidiary or affiliated entity of the Company, and Officer agrees he shall execute all documents necessary to effect such resignations.

2. CONSIDERATION. In consideration of the terms, representations, promises, waivers and releases contained in this Agreement, and Officer’s compliance with the terms of this Agreement, the Company will provide the Officer with the following payments and benefits:

a. The Company shall cause 109,579 of the unvested shares in the Company granted to Officer as of August 18, 2014 to vest as follows: (i) 27,395 shares shall vest on December 31, 2014; and (ii) 82,184 shares shall vest upon the earlier to occur of (a) closing of the Company’s proposed acquisition of Koko’oha Investments Inc. by merger (the “Transaction”), or (b) termination of the merger agreement concerning the Transaction. Immediately after vesting, such shares shall be free of sales or other restrictions and shall be freely transferable by Officer.

b. The Company shall pay to Officer all Accrued Amounts (as defined below), subject to payroll deductions and required withholdings, in accordance with the Company’s normal payroll schedule and pursuant to the Company’s policies. “Accrued Amounts” means any accrued but unpaid base salary through the Separation Date paid in accordance with normal payroll practices, unreimbursed business expenses incurred prior to the Separation Date paid in accordance with Company policies, and accrued but unused vacation time through the Separation Date due in accordance with Company plans and policies. With respect to reimbursement for business expenses incurred consistent with applicable Company policies prior to the Separation Date, Officer agrees that, within forty-five (45) days following the Separation Date, Officer will submit his final expense reimbursement statement and required documentation reflecting all business expenses Officer incurred through the Separation Date, if any, for which Officer seeks reimbursement.

c. The Company shall return all of Officer’s personal property. Officer shall be entitled to retain the laptop provided to him by the Company.

d. If Officer timely elects continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will either pay directly or reimburse Officer for the COBRA premium payments for Officer and his eligible dependents under the Company’s group medical and dental plans to the extent such COBRA premium payments exceed premiums paid by then-current employees of the Company for similar coverage for the period of the Separation Date through December 31, 2014 (or until such earlier time as Officer ends his participation in such coverage).

e. Officer will be entitled to receive vested amounts and accrued but unpaid contributions, if any, payable to Officer under the Company’s 401(k) plan in accordance with the terms of such plan and applicable law. Except as specifically set forth herein, Officer’s participation in all Company plans, including any and all equity and/or deferred compensation plans, shall remain subject to the terms and conditions of such plans as in effect from time to time.

Officer acknowledges and agrees that under the terms of this Agreement, he is receiving consideration beyond that which he would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide. Officer further agrees that the benefits provided hereunder are in addition to any wages and accrued but unused vacation earned through the Separation Date, and he is not entitled to any wages in lieu of notice. Other than the payments and benefits set forth herein, Officer is not entitled to any other payments or benefits of any kind based on any agreement, plan or practice of the Company. Officer understands and agrees that the Company shall neither make nor cause to be made any other payments to Officer, Officer’s beneficiaries or dependents, or otherwise on Officer’s behalf, except as specifically referenced herein.

3. REPRESENTATIONS. Officer and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

a. Officer understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Officer hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

b. Officer acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c. Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

4. OFFICER RELEASE OF CLAIMS.

a. Officer hereby forever releases and discharges the Company and its parents, subsidiaries, affiliates, successors, and assigns, as well as each of their respective officers, directors, partners, principals, members, trustees, employees, agents, attorneys, and all predecessors, successors, heirs and assigns thereof (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, of any nature whatsoever, known or unknown, suspected or unsuspected, that Officer had, now has, or may hereafter claim to have against the Company Released Parties for any alleged act or omission which occurred on or at any time before the Separation Date that (i) relate in any way to the Company, its parents, subsidiaries, affiliates, successors, or assigns or (ii) arise out of or relate in any way to Officer’s employment with, or resignation or retirement from, the Company or its parents, subsidiaries, or affiliates or that arise out of or relate to Officer’s purchase or ownership of stock in the Company or its parents, subsidiaries, or affiliates (the “Officer’s Release”). Officer is not aware of any factual basis for any claims against any of the Company Released Parties under the Fair Labor Standards Act, as amended.

b. Officer’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, including, without limitation, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the laws of Texas and Hawaii, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, and the Family and Medical Leave Act, as amended, or any other federal or state laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs (other than any claims arising under the Agreement for attorneys’ fees or costs); provided, however, that Officer’s Release does not waive, release or otherwise discharge (i) any claim or cause of action to enforce any of Officer’s rights under this Agreement, (ii) COBRA rights, (iii) unsubmitted or unpaid medical and dental insurance benefits accrued prior to the Separation Date, subject to the terms of the relevant insurance plans, (iv) coverage, if any, under the Company’s insurance policies in effect as of the Separation Date, subject to the terms thereof, or (v) any rights Officer may possess as a shareholder of the Company to own or vote Officer’s shares or to receive dividends, if any. In addition, Officer’s Release will not release, waive or discharge any rights or claims Officer may have that arise from actions or omissions after the Separation Date.

c. This release extends to any claims that may be brought on Officer’s behalf by any person or agency, as well as any class or representative action under which Officer may have any rights or benefits; Officer agrees not to accept any recovery or benefits under any such claim or action, and Officer assigns any such recovery or benefits to the Company. For the purpose of implementing a full and complete release, Officer understands and agrees that this Agreement is intended to include all claims, if any, which Officer may have and which Officer does not now know or suspect to exist in his favor against the Company Released Parties and this Agreement extinguishes those claims. Accordingly, Officer expressly waives all rights afforded by any state statute or regulation in any other applicable jurisdiction that limits the enforceability or effectiveness of releases of such claims.

5. SPECIAL AGE DISCRIMINATION AND ADEA WAIVER AND RELEASE NOTICE. Officer acknowledges that the terms of this Agreement fully comply with the Older Workers’ Benefit Protection Act of 1990. Officer understands and agrees that he is irrevocably waiving his rights under the ADEA and thus:

a. Officer has been informed and understands and agrees that he has been given adequate time, up to a period of at least twenty-one (21) calendar days, to consider this Agreement and whether to sign it. Officer further understands that he may use as much or all of this 21-day period as he wishes before signing, and represents that he has done so.

b. Officer has been informed and understands and agrees that he may revoke this Agreement at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Agreement will have any effect. Officer acknowledges and agrees that if he wishes to revoke this Agreement, he must do so in writing, and that such revocation must be signed by Officer and received by the General Counsel of the Company no later than the seventh (7th) day after Officer has signed this Agreement. Officer acknowledges and agrees that any payments hereunder shall not be made before the expiration of this seven-day revocation period.

c. Officer agrees that prior to signing this Agreement, he read and understood each and every provision of the document.

d. Officer understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Agreement, and Officer hereby acknowledges that prior to signing this Agreement he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision hereof.

e. Officer acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

f. Officer understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Agreement.

6. COMPANY RELEASE OF CLAIMS. The Company hereby forever releases and discharges the Officer and his affiliates, successors, and assigns, as well as each of their respective officers, directors, partners, principals, members, trustees, employees, agents, attorneys, and shareholders, and all predecessors, successors, heirs and assigns thereof (collectively, the “Officer Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, of any nature whatsoever, known or unknown, suspected or unsuspected, that the Company had, now has, or may hereafter claim to have against the Officer Released Parties for any alleged act or omission which occurred on or at any time before the Separation Date that arise out of or relate in any way to Officer’s employment with, or resignation or retirement from, the Company or its parents, subsidiaries, or affiliates or that arise out of or relate to Officer’s purchase or ownership of stock in the Company or its parents, subsidiaries, or affiliates (the “Company’s Release”); provided, however, that Company’s Release does not waive, release or otherwise discharge any claim or cause of action to enforce any of the Company’s rights under this Agreement. For the purpose of implementing a full and complete release, the Company understands and agrees that this Agreement is intended to include all claims, if any, which the Company may have and which the Company does not now know or suspect to exist in its favor against the Officer Released Parties and this Agreement extinguishes those claims. Accordingly, the Company expressly waives all rights afforded by any state statute or regulation in any other applicable jurisdiction that limits the enforceability or effectiveness of releases of such claims.

7. COVENANTS BY OFFICER. In consideration, and as a condition, of the performance by the Company of its obligations described in this Agreement, Officer agrees as follows:

a. All information relating to or used in the business and operations of the Company and its subsidiaries and corporate affiliates (including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Company and its subsidiaries and corporate affiliates, sources of supplies and materials and business systems and procedures), whether prepared, compiled, developed or obtained by Officer or by the Company or any of its subsidiaries or corporate affiliates before or during Officer’s employment with the Company or any of its subsidiaries or corporate affiliates, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and corporate affiliates. Confidential Information does not include information which (i) is or was already in Officer’s possession before commencement of his employment with the Company or any of its subsidiaries or corporate affiliates, (ii) is or becomes generally available to the public other than as a result of a disclosure by Officer or (iii) becomes available to Officer on a non-confidential basis from a source other than the Company or any of its subsidiaries or corporate affiliates, provided that such source is not known by Officer to be bound by a confidentiality agreement or other obligation of secrecy with respect to such information.

b. All records of and materials relating to Confidential Information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by Officer or by the Company or any of its subsidiaries or corporate affiliates before or during Officer’s employment with the Company or any of its subsidiaries or corporate affiliates, are and shall be the exclusive property of the Company or its subsidiaries or corporate affiliates, as the case may be. Notwithstanding the foregoing, Officer may retain the contacts information and email in electronic form in use by him as of the Separation Date.

c. Except as the Company may expressly authorize or direct in writing, Officer shall not copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any Confidential Information. Officer further agrees that he shall not remove from the custody or control of the Company or its subsidiaries or corporate affiliates any records of or any materials relating to Confidential Information and that, to the extent he has any such records or materials in his possession, he shall deliver the same to the Company promptly following the Separation Date.

d. Other than the Company laptop used by Officer, and as the Company may expressly authorize or direct in writing, Officer shall return to the Company all hard copy and electronic documents (and all copies thereof) and other property belonging to the Company, its subsidiaries and/or affiliates that Officer has in his possession at any time, including, but not limited to, files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges, keys, and any materials of any kind that contain or embody any Confidential Information of the Company, its subsidiaries or affiliates (and all reproductions thereof in whole or in part). If Officer discovers after the Separation Date that he has retained any Confidential Information (including, but not limited to, Confidential Information contained in any electronic documents, unless retention has been permitted, in Officer’s possession or control), Officer agrees to immediately inform the Company of the nature and location of the Confidential Information that he has retained so that the Company may arrange to remove, recover, and/or collect such information.

8. CONSULTING AGREEMENT. Officer and Company agree to execute and deliver a Consulting Agreement in form and substance attached as Exhibit “A.”

9. MUTUAL NON-DISPARAGEMENT. Following the Separation Date, (i) Officer will not knowingly disparage or make any derogatory statements regarding the Company, its directors, or its officers, and will not participate in the making of or encourage or facilitate any other person to make any such derogatory statements and (ii) the Company will not knowingly disparage or make any derogatory statements regarding Officer or encourage or facilitate any other person to make any such derogatory statements; provided, however, that the Company’s obligations shall be limited to communications by its senior corporate executives having the rank of Vice President or above and members of the Board; provided, further, that the foregoing restrictions shall not apply to any statements by Officer or the Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process.

10. NON-SOLICITATION. For a period of twelve (12) months following the Separation Date, Officer will not, directly or indirectly, and will not assist anyone else to, (a) solicit any person employed by the Company or its affiliates to voluntarily leave the employ of the Company or its affiliates, or any agent of the Company or any of its affiliates to cease being an agent of any such entity, nor will Officer in any manner seek to engage or employ any such Company employee (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any other person or (b) solicit, encourage or induce any independent contractor providing services to the Company or its affiliates to terminate or diminish in any substantial respect its relationship with the Company or its affiliates The foregoing restrictions shall not apply to general solicitation or advertising, including through search firms, that is not specifically targeted at any such persons.

11. COOPERATION. Following the Separation Date, Officer shall reasonably and in good faith cooperate with the Company in connection with the following (the “Cooperative Services”): (i) the Federal Trade Commission’s and the State of Hawaii’s review of the Transaction, including but not limited to any litigation, appeals or further administrative review; (ii) the Company’s recruitment and hiring of Jim Yates; and (iii) any investigation or review by the Company, its subsidiaries or corporate affiliates, or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Officer was employed by the Company and in respect of which Officer has knowledge.

12. INDEMNIFICATION. Subject to applicable law, the Company will provide indemnification to the Officer to the maximum extent permitted by the General Corporation Law of Delaware, the Company’s Bylaws and Certificate of Incorporation, including coverage, if applicable, under Officer’s Indemnification Agreement with the Company dated September 13, 2013 (the “Indemnification Agreement”), and any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executive officer or director.

13. TAX MATTERS; SECTION 409A. The amounts and benefits payable hereunder are intended to qualify for an exemption from, or alternatively to comply with, the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and this Agreement shall be interpreted and construed consistently with such intent. In the event that the terms of this Term Sheet would subject Officer to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Officer shall cooperate to amend the terms hereof to avoid such 409A Penalties, to the extent possible; provided, however, that in no event shall the Company be responsible for any 409A Penalties.

14. ARBITRATION. The Parties agree that any and all disputes arising out of the terms of this Agreement, Officer’s employment by the Company, Officer’s service as an officer of the Company, or Officer’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Houston, Texas under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, before an arbitrator who is licensed to practice law. The Parties agree that the prevailing party in any arbitration will be entitled to have a judgment entered on such arbitration award by any court of competent jurisdiction, including any injunctive relief necessary to enforce the arbitration award. The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties. Notwithstanding the above provision, nothing herein shall preclude (i) the Company from seeking immediate relief, whether equitable or otherwise, from a court of competent jurisdiction, for the purpose of enforcing Sections 7, 9 or 10 of this Agreement, or for raising related claims or (ii) the Officer from seeking immediate relief, whether equitable or otherwise, from a court of competent jurisdiction, for the purpose of enforcing Section 9 or for raising related claims.

15. GOVERNING LAW AND INTERPRETATION. This Agreement, and all rights, duties, and remedies hereunder, shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without reference to its choice of law rules, except as preempted by federal law. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties. If this Agreement is submitted to arbitration, the arbitrator shall be bound by the governing law.

16. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Officer upon Officer’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Officer to receive any benefit or any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Officer’s right to compensation or other benefits will be null and void.

17. AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Officer.

18. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

20. NOTICES. All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Attn: General Counsel

Par Petroleum Corporation

800 Gessner Road, Suite 875

Houston, TX 77024

If to the Officer:

Peter Coxon

6823 Prairie Dunes Drive

Houston, TX 77069.

Either Party may designate such other address for notice purposes by providing written notice of such new address to the other Party.

21. ENTIRE AGREEMENT. This Agreement, the Consulting Agreement, and the Indemnity Agreement set forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.

22. WAIVER OF BREACH. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

23. SEVERABILITY. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision; provided, however, that if the Officer’s Release becomes or is so declared to be illegal, unenforceable, or void, the Company shall be relieved of its obligation to provide any of the consideration set forth in Section 2 of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Separation Date.

COMPANY:

PAR PETROLEUM CORPORATION

By:	/s/ William Monteleone
Name:	William Monteleone
Title:	Chief Executive Officer

OFFICER:

PETER COXON

By:	/s/ Peter Coxon
Name:	Peter Coxon